Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

ExlService Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid Equity	Common Stock, $0.001 par value per share		457(c)	310,394(1)	$114.08(2)	$35,409,747.52	$92.70 per $1,000,000	$3,282.48

	Total Offering Amounts					$35,409,747.52		$3,282.48

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$3,282.48

(1)

Consists of a maximum of 310,394 shares of common stock to be sold by Orogen Echo LLC. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the registrant’s common stock.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s common stock quoted on the NASDAQ Global Select Market on February 22, 2022.